Exhibit 99.1

May 14, 2020

Pulmatrix Reports Q1 2020 Results

LEXINGTON, MA – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology today reports its Q1 2020 financial results and provides a business update.

“We are excited to join the fight against COVID-19 with the announcement of our Sensory Cloud worldwide partnership for the development and commercialization of an over-the-counter version of NasoCalm, our proprietary anti-contagion product. This partnership builds upon our former biodefense history and we hope to aid in the effort against this virus,” said Ted Raad, Chief Executive Officer of Pulmatrix. “On the clinical front, we are committed to the safety of our study subjects during this pandemic. Due to the impact of COVID-19, enrollment in our Phase 2b clinical study of Pulmazole for the treatment of ABPA has been temporarily paused. In our collaboration with Johnson & Johnson*, we currently plan to initiate the PUR1800 Ph1b clinical study and chronic toxicology studies in the second half of 2020.”

Q1 and Recent Highlights:

●	Entered into a strategic partnership with Sensory Cloud to develop and commercialize over-the-counter nasal administration of PUR 003 and PUR 006, the Company’s proprietary formulations which have demonstrated the potential to reduce the pathogenic risk and transmissibility of contagions, including COVID-19.

●	Received U.S. FDA Fast Track designation for Pulmazole for the treatment of ABPA.

●	Announced kinase inhibitor licensing and development agreement with the Lung Cancer Initiative at Johnson & Johnson*. The agreement provides the Lung Cancer Initiative option to access a portfolio of narrow spectrum kinase inhibitors intended for development in lung cancer interception.

●	Announced research collaboration with Nocion Therapeutics to explore inhaled drug delivery technologies for its respiratory compounds.

●	Completed a registered direct offering in April 2020, resulting in $8.0 million in gross proceeds to support ongoing development activities.

Financials

As of March 31, 2020, Pulmatrix had $24.4 million in cash and cash equivalents, compared to $23.4 million as of December 31, 2019. In December 2019, Pulmatrix executed a Licensing Agreement with the Lung Cancer Initiative at Johnson & Johnson and in January 2020, received a $7.2M upfront payment with an option to access a portfolio of narrow spectrum kinase inhibitors intended for development in lung cancer.

Pulmatrix reported $2.8 million of revenue in the first quarter of 2020; no revenue was recorded in the first quarter of 2019. The increase was the result of revenue recognized from our collaboration agreement with Cipla Technologies and the license agreement with Johnson & Johnson.

Research and development expenses for the first quarter of 2020 were $5.3 million compared to $2.2 million for the same period last year. The $3.1 million increase was primarily due to increased spend of $1.9 million on the PUR1800 project due primarily to manufacturing costs, $0.9 million on the Phase 2b Pulmazole clinical trial and $0.3 million on employment costs in support of our programs.

General and administrative expenses for the first quarter of 2020 were $2.2 million compared to $2.0 million for the same period last year. The increase was due to professional consulting cost of $0.2 million.

Net loss was $4.7 million for the first quarter of 2020 and $5.2 million for the first quarter of 2019. The net loss for both periods was due to spend on the Pulmazole project as we continue to advance our Phase 2b clinical study and PUR1800 manufacturing costs for the upcoming planned Phase 1b clinical study.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is initially focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor in lung cancer. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2020 as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

*Johnson & Johnson Enterprise Innovation Inc. is the legal entity to the agreement.

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Financial Tables to Follow

PULMATRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	At March 31, 2020	At December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,402	$23,440
Accounts receivable	—	7,200
Prepaid expenses and other current assets	1,845	777
Total current assets	26,247	31,417
Property and equipment, net	317	270
Operating lease right-of-use asset	477	630
Long-term restricted cash	204	204
Goodwill	3,577	3,577
Total assets	$30,822	$36,098
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,274	600
Accrued expenses	3,548	2,514
Operating lease liability	511	675
Deferred revenue	12,026	13,411
Total current liabilities	17,359	17,200
Deferred revenue, net of current portion	6,527	7,879
Total liabilities	23,886	25,079
Commitments (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 authorized and 0 issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 20,521,304 and 19,994,560 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively.	2	2
Additional paid-in capital	226,781	226,178
Accumulated deficit	(219,847)	(215,161)
Total stockholders’ equity	6,936	11,019
Total liabilities and stockholders’ equity	$30,822	$36,098

PULMATRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2020	2019
Revenues	$2,762	$—
Operating expenses
Research and development	5,287	2,176
General and administrative	2,212	1,987
Impairment of goodwill	—	794
Total operating expenses	7,499	4,957
Loss from operations	(4,737)	(4,957)
Other income (expense)
Interest income	52	4
Settlement expense	—	(200)
Other expenses, net	(1)	(3)
Net loss	$(4,686)	$(5,156)
Net loss per share, basic and diluted	$(0.23)	$(0.74)
Weighted average shares used to compute basic and diluted net loss per share	20,469,457	6,944,513

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Investor Contact
Timothy McCarthy, CFA
212.915.2564

tim@lifesciadvisors.com